EXHIBIT (a)(1)(H)

PRESENTATION MATERIALS REGARDING

STOCK OPTION ACCELERATION PROGRAM

MADE AVAILABLE FOR DOWNLOAD BY HOLDERS OF ELIGIBLE UNVESTED OPTIONS

Slide #1

[Microsemi logo]

Microsemi Corporation

Offer to Amend and Accelerate Employee Stock Options

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Table of Contents

• Purpose of the Program	Slide 3
• Why Are We Offering the Program Now?	Slide 4
• Who Is Eligible to Participate?	Slide 5
• How Does the Program Work?	Slide 6 & 7
– Example	Slide 8
– Important Note	Slide 9
• How Do I Participate in the Program?	Slide 10, 11 & 12
• Election Changes	Slide 13
• What Happens If I Participate in the
Program and My Status Changes?	Slide 14
– “At-Will Note”	Slide 15
– “Leave of Absence	Slide 16
– Note	Slide 17
• Questions	Slide 18

Slide #3

Purpose of the Program

•	Provide employees with the potential benefit of holding options that may be exercisable sooner

•	Help provide an incentive for employees to:

–   remain with Microsemi

–   contribute to the attainment of our business and financial objectives

–   create value for all Microsemi stockholders

Slide #4

Why are We Offering this Program Now?

Microsemi took the action in the belief that it is in the best interests of stockholders to minimize future compensation expense, and this was the purpose of the vesting acceleration. Upon Microsemi’s planned adoption of FASB Statement No. 123 R, “Share-Based Payment,” effective for fiscal year 2006, vesting of unvested Options will add to Microsemi’s compensation expense. Therefore, we accelerated vesting into fiscal year 2005 before the new accounting rule takes effect.

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Who Is Eligible to Participate?

All employees including international employees & those on approved leaves of absence who currently have stock options that shall have not yet become exercisable as of September 26, 2005

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How Does the Program Work?

•	Participation is voluntary

•	Ability to accelerate eligible unvested options

Eligible unvested options are outstanding options that are not and will have not become exercisable on or prior to September 26, 2005, and remain outstanding on September 15, 2005.

•	Amended and Accelerated Options resulting under this program will be 100% exercisable on or about September 16, 2005.

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How Does the Program Work? (cont)

•	Microsemi has imposed substantial restrictions on all shares issued under the accelerated options. These restrictions prevent the selling of any shares acquired upon exercise of accelerated options (except as necessary to cover the exercise price, any federal and state income taxes associated with the option exercise and standard brokerage selling commissions, fees and charges).

•	Amended and Accelerated Options will otherwise be on similar terms as existing options

•	Options previously exercised or exercisable are not eligible for amendment and acceleration in this offer

•	You must accept or decline to amend and accelerate all of your eligible unvested options

Slide #8

Example:

•	1,000 options granted on 11/20/02

Options that have become exercisable

–	11/20/03 25% or 250 options

–	11/20/04 25% or 250 options

–	Options exercisable before 9/26/05 = 50% or 500 options

–	Options eligible for acceleration = 500

–	1,000 – 500 = 500

Slide #9

Important Note

You must accept or decline to amend & accelerate all eligible unvested options that are outstanding.

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How Do I Participate in This Program?

•	Complete an Acknowledgement and Election Form

–	The form will be available via:

•	E-mail attachment

•	Request to AccelerationOfferFormRequest@microsemi.com

•	By 5:00 P.M. Pacific Daylight Time on September 15, 2005, deliver completed Acknowledgement and Election Form to David R. Sonksen - Microsemi Corporation

–	Preferred Method: Fax to (877) 881-2295

–	Other Methods:

–	First Class Registered

–	Certified US mail

–	Federal Express or other comparable courier service

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How Do I Participate in This Program? (cont)

•	Delivery will be deemed made only when actually received by David R. Sonksen in Irvine, California at:

Microsemi Corporation

2381 Morse Avenue

Irvine, California 92614

•	Employees must indicate their election (Accept or Decline) for All eligible unvested options on the Acknowledgement & Election Form

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How Do I Participate in This Program? (cont)

•	Current option information is included on the Acknowledgement and Election Form which has been sent to you by E-mail

–	You must sign & return the Acknowledgement & Election Form indicating whether or not you will participate even if you do not intend to participate

•	Confirmation of Receipt of your Acknowledgement and Election Form will be sent by E-mail from Microsemi prior to the close of the election period

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Election Changes

•	Must be received by 5:00 P.M. PDT on September 15, 2005 the expiration of the offer

•	Complete and re-deliver the Acknowledgement & Election Form to David R. Sonksen

–	Acknowledgement and Election Form is used to elect or decline and is available as E-mail attachment or through:

AccelerationOfferFormRequest@microsemi.com

–	Check box provided on form indicating it is a change

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What Happens if I Participate in this Program and My Status Changes?

•	Terminations

–	You must remain continuously employed with the company from the commencement date (August 17, 2005) to the Amendment and Acceleration Date (September 16, 2005 or later) to receive your amended and accelerated options, unless Microsemi in its sole discretion waives this condition

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At-Will Note:

Microsemi is an “At-Will” employer. This means that your employment with Microsemi is “At-Will” and may be terminated by you or Microsemi at any time, including prior to the Amendment and Acceleration Date, for any reason, with or without notice or cause. The Stock Option Acceleration Offer does not establish any right to continued employment

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What Happens if I Participate in this Program and My Status Changes? (cont)

•	Leave of Absence

–	If you are on an approved leave of absence on the Amendment and Acceleration Date (September 16, 2005), you will be eligible to participate and to Amend and Accelerate your Eligible Unvested Options (if any) on the Amendment and Acceleration Date.

–	Individuals on approved but “non-protected” leaves of absence (i.e. Personal leave) of greater than 90 days must be considered as terminations for incentive stock option. If this is your situation, your Eligible Unvested Options would be Amended and Accelerated, but their status will be non-qualified options rather than incentive stock options.

Slide #17

Note:

•	If you have any questions regarding Post Termination Exercise Periods, Non-Transferability, Change in Control or other provisions in Microsemi Corporation’s Stock Option Plan, please review your option agreement and the 1987 stock plan, as amended

•	Amended and Accelerated Options will be Incentive Stock Options only to the extent qualified under laws and regulations

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Questions

•	Should you have any questions, please consult the list of questions & answers that are included as an Exhibit to the “Offer to Amend and Accelerate” tender document which is posted on our website at:

–	http://www.microsemi.com/amendmentoffer08012005

•	Questions not included in the “Offer to Amend and Accelerate” document should be submitted by E-mail to: AccelerationOfferQuestions@microsemi.com or faxed to (877)798-3202. The questions will be answered and the list of questions and answers will be updated and posted on our website at:

–	http://www.microsemi.com/amendmentoffer08012005